Exhibit 99.3

The GEO Group 3Q15 Earnings Call Transcript

November 5, 2015

Participants

CORPORATE PARTICIPANTS

Pablo E. Paez Vice President-Corporate Relations, The GEO Group, Inc.	John M. Hurley Senior Vice President & President-GEO Corrections & Detention, The GEO Group, Inc.

George C. Zoley Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.	Ann M. Schlarb Senior Vice President & President-GEO Care, The GEO Group, Inc.

Brian R. Evans Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

OTHER PARTICIPANTS

Tobey Sommer Analyst, SunTrust Robinson Humphrey, Inc.	Michael Kodesch Analyst, Canaccord Genuity, Inc.

Kevin McVeigh Analyst, Macquarie Capital (USA), Inc.	Jennifer Eileen Ganzi Analyst, HillMark Capital Management LP

Management Discussion Section

Operator

Good day and welcome to The GEO Group Third Quarter 2015 Earnings Conference Call. All participants will be in a listen-only mode. [Operator Instructions] After today’s presentation, there will be an opportunity to ask questions. [Operator Instructions] Please note this event is being recorded.

I would now like to turn the conference over to Pablo Paez, Vice President of Corporate Relations. Please go ahead.

Pablo E. Paez

Vice President-Corporate Relations, The GEO Group, Inc.

Thank you, operator. Good afternoon, everyone, and thank you for joining us for today’s discussion of The GEO Group’s third quarter 2015 earnings results. With us today is George Zoley, Chairman and Chief Executive Officer; Brian Evans, Chief Financial Officer; John Hurley, President of GEO Corrections & Detention; and Ann Schlarb, President of GEO Care.

This afternoon, we will discuss our third quarter performance and current business development activities. We will conclude the call with a question-and-answer session. This conference call is also being webcast live on our web site at www.geogroup.com.

Today, we will discuss non-GAAP basis information. A reconciliation from non-GAAP basis information to GAAP basis results is included in the press release and supplemental disclosure we issued this morning.

Additionally, much of the information we will discuss today, including the answers we give in response to your questions, may include forward-looking statements regarding our beliefs and current expectations with respect to various matters. These forward-looking statements are intended to fall within the Safe Harbor provisions of the security laws. Our actual results may differ materially from those in the forward-looking statements, as a result of various factors contained in our Securities and Exchange Commission filings, including the Form 10-K, 10-Q, and 8-K reports.

With that, please allow me to turn this call over to our Chairman and CEO, George Zoley. George?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Thanks, Pablo, and good afternoon to everyone and thanks for joining us on this call. We are very pleased with our third quarter results and our outlook for the balance of the year, which reflect continued organic growth across our diversified business segments of GEO Corrections & Detention and GEO Care.

During the third quarter and the first part of the fourth quarter, we accomplished several important operational milestones with the activation of more than 4,300 owned beds, and we also achieved a number of new contract wins. First, at our 1940-bed company-owned Great Plains Correctional Facility in Oklahoma, we have completed the intake process under a new 10-year contract with the Federal Bureau of Prisons and are now operating under a fixed monthly payment. This contract was awarded under the CAR 15 procurement, along with our Moshannon Valley facility rebid, which was also awarded a 10-year contract as the only northeast US CAR facility for the BOP.

In July, we activated a $42-million, 640-bed expansion at the Adelanto ICE Detention Facility in California. This is the second expansion of the Adelanto facility since our first 650-bed contract in 2011 with the City of Adelanto and the US Immigration and Customs Enforcement. The 640-bed expansion has increased the capacity to 1,940 beds and it is now operating under a new fixed monthly payment.

We also recently activated our 1,748-bed company-owned North Lake Correctional Facility in Baldwin, Michigan, under a five-year agreement with the State of Vermont for the out-of-state housing of up to 675 inmates. Our Michigan facility was also awarded a five-year contract by the State of Washington for the out-of-state housing of up to 1,000 inmates.

With respect to our recent new contract wins, in early October we signed a new 9.5-year contract with ICE for the continued management of the 1,575-bed company-owned Northwest Detention Center in Tacoma, Washington.

Our GEO Care division was also recently awarded a five-year contract for the provision of community-based case management services under a new pilot program by the Department of Homeland Security for families going through the immigration-review process.

In Arizona, we recently signed an agreement to assume management of the 3,400-bed Arizona State Prison in Kingman effective December 1, under a seven-year contract with the Arizona Department of Corrections.

Finally, in Texas, we expect to complete a $32 million expansion to the Karnes, Texas Residential Center in the next month, increasing the capacity up to 1,158 beds. The center has begun operating with a new fixed monthly payment under a new five-year contract that began on November 1, resulting in approximately $57 million in annualized revenues.

These four contract wins for both new facilities as well as retention of the existing facility contracts, are expected to generate approximately $198 million in annualized revenues, with the total value over the life of the contracts estimated at approximately $1.6 billion.

Internationally, we’re continuing to develop the $650 million Ravenhall Correctional Facility for the State of Victoria, Australia. GEO Consortium is the developer of the facility, which will include an $88 million investment by GEO. The facility is on schedule for completion in the fourth quarter of 2017. Subsequently, we will begin operating the facility under a 25-year contract, providing secure residential care and state-of-the-art offender rehabilitation services in custody and post release.

Once operational, the Ravenhall facility is expected to generate approximately $75 million a year in revenues, including payments for improved offender rehabilitation. The Ravenhall prison will be the premier GEO Continuum of Care offender rehabilitation facility in the world. As the world’s largest provider of detention and correctional services in prison as well as in the community, we are pleased to have been successful in combining investments in government infrastructure with best-in-class social services.

Our investment strategy in developing industry-leading rehabilitation and reentry programs through our comprehensive GEO Continuum of Care has positioned GEO to pursue diversified growth opportunities and has been a deciding factor in our ability to win new contracts.

At this time, I would like to turn the call over to Brian Evans.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Thank you, George, and good afternoon, everyone. As disclosed in our press release today, we reported adjusted funds from operations for the third quarter 2015 of $0.90 per share. Our adjusted EPS for the third quarter 2015 was $0.54, which reflects an adjustment for $1.9 million net of tax in start-up expenses. On a GAAP basis, we reported third quarter 2015 net income attributable to GEO of $0.52 per share.

Our revenues for the third quarter 2015 increased to approximately $470 million from $458 million a year ago. For the third quarter 2015, we reported net operating income of approximately $132 million. Compared to third quarter 2014, our third quarter 2015 results reflect the opening of the 400-bed company-owned Alexandria Transfer Center in Louisiana in November 2014, the reactivation of the 400-bed Mesa Verde Detention Facility in California in March of this year, the reactivation of the 1,940-bed Great Plains and the 1,748-bed North Lake correctional facilities in June of 2015, the activation of the 640-bed expansion of the Adelanto Detention Facility in July of 2015, the acquisition of approximately 6,500 owned beds from LCS Corrections in February 2015, and $25 million in construction revenue compared to $39 million in construction revenue for the third quarter of 2014. These revenues for both periods are associated with our Ravenhall Prison Project in Australia.

Moving to our outlook for the balance of the year, we expect total revenues for the fourth quarter to be in a range of $512 million to $517 million, including $55 million in construction revenue related to the Ravenhall Project. Our fourth quarter AFFO is expected to be in a range of $0.91 to $0.93 per share, and we expect adjusted EPS for the fourth quarter to be between $0.54 and $0.56 per share, which reflects $0.02 to $0.03 in start-up expenses.

Our fourth quarter guidance results in a full-year revenue guidance of approximately $1.86 billion, including approximately $119 million in construction revenue and full AFFO guidance of $3.31 to $3.33 per share. Our adjusted EPS for the full year is expected to be between $1.92 and $1.94, which reflects approximately $0.12 per share in M&A related expenses and start-up costs.

With respect to our liquidity position, we continue to have ample borrowing capacity of approximately $185 million under our revolving credit facility, in addition to an accordion feature of $350 million under our credit facility and approximately $47 million in cash on hand.

With respect to our uses of cash, we expect our project and growth CapEx to be approximately $55 million in 2015, and we have approximately $20 million in scheduled annual principal payments of debt. As it relates to our dividend payment, as we announced today, our board has declared a quarterly cash dividend of $0.65 per share, which currently represents a payout of more than 75% of our 2015 AFFO guidance.

As we expressed to you in the past, our board remains committed to returning value to our shareholders by targeting a dividend payout of at least approximately 75%, balanced against our expected growth CapEx needs. And we will review our dividend payment on an annual basis at a minimum.

Finally, for those investors new to GEO, I’d like to briefly touch upon our company’s attractive investment characteristics, which are underpinned by our real estate portfolio of company-owned facilities which have a physical useful life of as long as 75 years or longer. We currently own or lease approximately 70% of our facilities worldwide and we have stable and sustainable income through increasingly long-term contract arrangements. We have a diversified base of investment-grade customers and have historically enjoyed occupancy rates in the mid to high-90s and customer retention rates in excess of 90%.

With that, I’ll turn the call to John Hurley for a review of our market opportunities.

John M. Hurley

Senior Vice President & President-GEO Corrections & Detention, The GEO Group, Inc.

Thanks, Brian, and good afternoon to everyone. I would like to address recent project activations and contract wins, major contract rebids, and select publicly-known business development opportunities.

GEO is the largest detention operator for the U.S. federal government agencies, including the Federal Bureau of Prisons; U.S. Immigration and Customs Enforcement, more commonly referred to as ICE, and the United States Marshals Service. Our business relationship with these three federal agencies now spans three decades. Additionally, we provide correctional facilities for ten states including Florida, Georgia, Louisiana, Oklahoma, Arizona, New Mexico, California, Vermont, Virginia and Indiana. Our business relationships with our state customers began in the mid-1980s and now involve more than 20 facilities that are almost all medium security or higher.

With respect to international business, GEO is the only U.S. publicly-traded company providing corrections and detention services overseas. We presently operate in the United Kingdom, Australia and South Africa. With respect to our recent project activations and new contract wins, in early June we activated our 1,940-bed company-owned Great Plains Correctional Facility in Oklahoma under a new 10-year contract with the Federal Bureau of Prisons, which is expected to generate approximately $35 million in annualized revenues. This important contract was part of the CAR 15 procurement by the Bureau of Prisons and houses criminal aliens.

In California, we activated a $42 million expansion of our company-owned Adelanto ICE Detention Facility on July 1. GEO is a subcontractor to the City of Adelanto, which has an intergovernmental agreement with ICE to provide secure housing for primarily criminal aliens. This important expansion has increased the facility’s capacity from 1,300 beds to 1,940 beds, and is expected to generate approximately $21 million in additional annual revenues.

In late June, we began the intake of Vermont inmates at our 1,748-bed company-owned North Lake Correctional Facility in Michigan under a five-year contract with the Vermont Department of Corrections for the out-of-state housing of up to 675 offenders. Additionally, we entered into a five-year agreement with the Washington Department of Corrections for the out-of-state housing of up to 1,000 inmates at our North Lake Facility. On a combined basis, these two contracts would be expected to generate approximately $37 million in annualized revenues at full occupancy.

In Texas, we are on schedule to complete the development of a $32 million expansion to our company-owned Karnes ICE Residential Center within the next month, increasing the capacity up to 1,158 beds. The center has begun operating with a new fixed monthly payment under a new five-year contract, which was effective on November 1, and will result in approximately $57 million in annualized revenues.

Finally, in Arizona we recently signed an agreement to assume management of the 3,400-bed Arizona State Prison in Kingman under a seven-year managed-only contract with the Arizona Department of Corrections effective December 1. The Kingman Facility will house approximately 2,000 inmates at the beginning of December and is expected to ramp up through the end of the first quarter of 2016 to 3,400 beds under a fixed ramp-up schedule and fixed monthly pricing. At full occupancy, the facility is expected to generate approximately $73 million in gross annualized revenues, including $24 million for debt service payments, resulting in net annualized revenues to GEO of approximately $49 million.

Moving now to major contract rebids, first, with respect to ICE, we recently signed a new 9.5-year contract for the continuing management of the 1,575-bed company-owned Northwest Detention Center, which is expected to generate approximately $57 million in annualized revenues.

With respect to the Bureau of Prisons, as we had previously discussed, GEO won both awards under the CAR 15 procurement, which included a rebid of our company-owned 1,800-bed Moshannon Valley Facility in Pennsylvania and our company-owned 1,940-bed Great Plains Correctional Facility in Hinton, Oklahoma. Both of these facilities have new 10-year contracts with the Federal Bureau of Prisons. Several months ago, the Bureau of Prisons issued Criminal Alien Requirement 16, or better known as CAR 16. The CAR 16 procurement involves the rebid of several contract facilities, totaling more than 10,000 beds, with contracts that expire during 2017.

The procurement includes our company-owned 3,500-bed Big Spring Correctional Center in Big Spring, Texas. CAR 16 also includes the 3,600-bed Reeves County Detention Complex, which is owned by Reeves County, Texas. Reeves County has two separate contracts with the Bureau of Prisons involving the 3,600 beds.

GEO is a subcontractor to Reeves County and provides management services under a fee-only arrangement for the provision of approximately two dozen management positions. All other employees of the Reeves complex are employees of Reeves County. CAR 16 proposals were submitted in June of this year with contract awards expected in late 2016 and with new contracts to go into effect in the first half of 2017.

With respect to future growth opportunities, we currently have approximately 3,000 beds in idle facilities and have several active efforts to redeploy this available capacity. There are number of publicly-known opportunities in the U.S. and overseas we are currently pursuing, totaling several thousand beds. And we are also exploring a number of non-public opportunities that relate to both new project development and potential asset purchase.

At the federal level, ICE recently issued a procurement for a 1,000-bed detention center in Houston, Texas. This is a rebid of the Houston ICE Processing Center. The RFP requires proposed facilities to be within a 50-mile radius of the ICE Houston office, comply with the most recent ICE detention standards and provide extensive ICE offices in support areas. Additionally, ICE is expected to issue a procurement in the near term for a new 800-bed detention facility in the Midwest.

Moving to public opportunities at the state level, several states continue to face capacity constraints and inmate population growth, and many of our state customers require additional beds as aging, inefficient prison need to be replaced with new, more cost-efficient facilities.

For instance, in states where we currently operate, the average age of the state prisons ranges from approximately 30 to 60 years old. In Arizona, the Department of Corrections has a pending procurement for up to 2,000 correctional beds. Additionally, there are several states, including Oklahoma, Ohio, and others, which are considering public/private partnerships for the housing of inmates, as well as the deployment and operation of new and replacement correctional facilities.

In Oklahoma, the state had previously issued a request for proposal for up to 2,000 beds at in-state facilities. And while this particular procurement did not move forward, we believe that the State of Oklahoma continues to have a need for correctional beds, and we are continuing to monitor this opportunity.

In Ohio, the legislature has passed legislation approving the sale of state-owned prisons totaling approximately 2,700 beds. This opportunity would represent the second such sale of corrections assets for the State of Ohio.

With respect to our international market, our GEO Australia subsidiary is continuing to work on our project for the development and operation of the new 1,300-bed Ravenhall Prison near Melbourne. This large-scale project is expected to be completed in late 2017 and will provide an unprecedented level of in-prison and post-release rehabilitation programs.

The Ravenhall facility will have a unified commitment to providing innovative approaches to reducing reoffending, including the establishment of the world’s first fully-integrated Good Lives Model delivered through the GEO Continuum of Care. The project is being developed under a public/private partnership structure, with GEO making an investment of $88 million, with expected returns on investment consistent with our company-owned facilities. The contract is expected to generate approximately $75 million in annualized revenues for GEO under a 25-year contract with the State of Victoria.

At this time, I’d like to turn the call over to Ann for a review of our GEO Care segment. Ann?

Ann M. Schlarb

Senior Vice President & President-GEO Care, The GEO Group, Inc.

Thank you, John, and good afternoon, everyone. As you may remember from prior calls, our GEO Care segment is comprised of four divisions. Our GEO Reentry division manages 21 halfway houses totaling 3,000 beds and 71-day reporting centers with approximately 5,000 participants.

Our Youth Services division oversees 12 residential facilities with approximately 1,300 beds and seven non-residential programs with approximately 1,200 participants.

Our BI division tracks more than 127,000 offenders under community supervision, including 83,000 individuals through an array of technology products including radio frequency, GPS and alcohol-monitoring devices.

Finally, our GEO Continuum of Care division oversees the integration of our industry-leading, evidence-based rehabilitation programs, both in prison and through our community-based and post-release services.

As we have discussed in the past, we are enthusiastic about the opportunity to expand our delivery of offender rehabilitation services through the GEO Continuum of Care, which we believe is in line with current criminal justice reform efforts. We view these efforts as positive and we believe that the emphasis on offender rehabilitation and community reentry programs as part of criminal justice reform will create growth opportunities for our company.

Each of our divisions continues to pursue several new growth opportunities. GEO Reentry continues to work with existing and prospective local and state correctional customers to leverage new opportunities in the provision of community-based reentry services in both residential facilities and non-residential day reporting centers.

We activated six new day reporting centers in Louisiana and Illinois, as well as two new in-custody treatment programs in North Carolina during the first half of this year. These new contracts are expected to generate approximately $4 million in annualized revenues.

With respect to our residential reentry centers, our 2015 results reflect our new company-leased 240-bed residential reentry center in Newark. This new center was activated under a contract with the State of New Jersey late last year and is expected to generate approximately $5.5 million in annualized revenues.

Additionally, we are currently competing on several new residential reentry center opportunities for state and federal agencies in California and Florida, totaling more than 300 beds, new day reporting centers in California, and additional in-custody programs in North Carolina. These new opportunities total more than $10 million in potential annualized revenues.

Our Youth Services division continues to work towards maximizing the utilization of our existing asset base and has continued to undertake several marketing initiatives to increase the overall utilization of our existing Youth Services facilities.

Our Ohio and Texas facilities continue to experience a strong census, consistent with the higher occupancy rates experienced last year. And this year, we have experienced an increased census in Colorado as compared to last year’s utilization. We also continue to pursue additional referrals to our Pennsylvania facilities and are looking to expand our community programs in Ohio, specifically in Cleveland, Columbus, and Cincinnati.

Finally, our BI subsidiary continues to market its supervision and electronic monitoring services to local, state and federal correctional agencies nationwide. Earlier this year, BI completed the acquisition of SOBERLINK, a leading provider of mobile breath alcohol monitoring devices, and we are currently bidding on new business opportunities in the State of Virginia and the District of Columbia.

With respect to our contract for the Intensive Supervision Appearance Program or ISAP, ICE has been ramping up the program from approximately 23,000 participants in early 2014 to a planned 53,000 participants by the end of 2016, according to congressional testimony earlier this year. We have, in fact, already ramped up the program to more than 35,000 participants.

Similar to this important contract, GEO Care was recently awarded a new five-year contract to provide community-based case management services under a new pilot program by the Department of Homeland Security for families going through the immigration review process. This significant contract award, which is expected to generate approximately $11 million in annualized revenues is representative of GEO Care’s leadership in the provision of community-based and case management programs through our comprehensive GEO Continuum of Care.

GEO Care currently has relationships with local community-based providers throughout the United States, and we will solidify and expand this network to the greatest degree possible in order to provide comprehensive services under this new contract.

At the time, I’ll turn the call back to George for his closing remarks.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Thank you, Ann. During the third quarter, we achieved several important milestones with the activation of more than 4,300 beds at three company-owned facilities located in California, Oklahoma, and Michigan, and a number of new contract wins.

On December 1, we are scheduled to activate the 626-bed expansion at the Karnes, Texas, Residential Center under an increased fixed monthly payment that began on November 1 with a new 5-year contract at $57 million per year.

Also on December 1, we will assume management of the 3,400-bed Arizona State Prison in Kingman under a contract extending to 2023, at $49 million in annual operating revenues.

In Victoria, Australia, we are developing a $650 million 1,300-bed facility that will have the most expansive offender-rehabilitation program in the world and will generate approximately $75 million in annualized revenues.

GEO Care has added several new contracts with the opening of new Day Reporting Centers and in-custody treatment programs earlier this year, as well as its recent new contract with the Department of Homeland Security for the provision of community-based case-management services.

This new organic growth activity is the most significant that we have experienced in some time and is indicative of our company’s ability to provide tailored real-estate management and programmatic solutions to our diversified customer base.

Additionally, we continue to take significant steps to improve the utilization of the 6,500 beds acquired in the LCS acquisition and our overall real-estate portfolio.

We believe that our diversified growth and investment strategies have positioned GEO as the world’s leading provider of corrections, detention, and offender-rehabilitation services. We expect all of these efforts will continue to drive growth for our company, and we remain focused on effectively allocating capital to enhance value for our shareholders.

Our Board remains committed to returning value to our shareholders, as evidenced by the increase in our quarterly dividend to $0.65 per share, or $2.60 on an annualized basis. We also remain enthusiastic about the opportunity to expand our delivery of offender-rehabilitation services. As we announced at the beginning of this year, we have made an additional annual investment of $5 million to expand our GEO Continuum of Care platform.

As a REIT, GEO remains focused on providing essential real-estate solutions to government agencies in the fields of detention, corrections, and post-release facilities. But, additionally, as a service provider, our commitment is to be the world’s leader in the delivery of offender rehabilitation and community-reentry programs, which is in line with criminal-justice reform efforts, which emphasize rehabilitation and community-reentry programs for offenders.

We view these efforts as positives and believe that our diversified platform of correctional and rehabilitation services positions GEO to capture future growth opportunities.

This concludes our presentation. We would now like to open the call to your questions.

Question And Answer Section

Operator

Thank you. We will now begin the question-and-answer session. [Operator Instructions] Our first question is from Tobey Sommer of SunTrust. Please go ahead.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Thank you. I wanted to start out maybe by asking how the ramping of occupancy in recently acquired beds is proceeding, and how you think, you may be able to build upon that as you look out into next year? Thanks.

John M. Hurley

Senior Vice President & President-GEO Corrections & Detention, The GEO Group, Inc.

Well, the occupancy has continued on a very positive level in terms of its growth. We’re continuing to work with our clients at the federal level and the state level to make that bed space appropriately available to them. And I think by continuing that effort, we will see even higher occupancy levels going into the fourth quarter.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Is that being driven by the same customer mix, or is there any kind of different contribution to that increased occupancy?

John M. Hurley

Senior Vice President & President-GEO Corrections & Detention, The GEO Group, Inc.

Same customer mix.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Same customer mix, okay. I’m curious how you’re seeing ICE populations after starting kind of slowly and seasonally low at the beginning of the year. How would you characterize the rebound relative to what you would normally see seasonally throughout the year?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

They continue to increase from quarter to quarter, and they seem to be fairly strong and may continue this way. They may defy the normal seasonal downturn, at least to the same extent in previous years.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

And George, from a broader perspective with a budget deal, and a multi-year one at that, what do you – it’s been a while since you’ve operated in this kind of scenario with a budget for your federal customers. What does that mean in terms of the way they are going to be able to operate in business opportunities for GEO over a multi-year period?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

I think that gives them more flexibility and predictability in their funding. They often get very tentative during the summer months as they come up to the end of the fiscal calendar, and they’re uncertain as to whether they can make commitments beyond that. So, we’re really in a new kind of unchartered time that they’ve got this two-year planning window that they can make longer-term commitments. It’s very positive.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Okay, and my last question, and I’ll get back in the queue is, can you comment about what growth is like in the BI business? And some of the opportunities that you seem to discuss in your prepared remarks, at least to me, sounded like that could be among the fastest growing businesses here as we look out a few quarters. Any kind of color about that would be nice. Thanks.

Ann M. Schlarb

Senior Vice President & President-GEO Care, The GEO Group, Inc.

This is Ann Schlarb, and I’ll respond to that. On the technology side, we have opportunities that we’re looking at through the acquisition of our protocol acquisition, there’s a few we’re looking at there, which is the case-management side of it. Some technology bids we’re looking at in Virginia, as well as with DC, the District of Columbia, some services there, as well.

The acquisition of SOBERLINK has offered us the ability to grow in the mobile breath arena, and a lot of agencies are looking at moving from the older technologies, such as landline breath alcohol, the transdermal-type technologies, to this more mobile type of unit. And so, we’re well poised as they’re shifting technologies to be a part of that. So we’re beginning to see growth in that area, as well, and moving our market share.

In addition, ISAP growth has been very progressive, as you’ve seen, as we talked about. In the beginning of 2015, we were at about 23,000 participants. We’re already over 35,000 today, and the customer has indicated they anticipate that continuing to grow.

Then we have the three divisions, where we took Reentry, Youth, and BI and combined the experience and the depth of abilities within the divisions to win the GEO Care family case-management program with the Department of Homeland Security, where we will begin providing services, not just for the adults as we do under ISAP, but now we’ll be providing services to the families coming through, as well. So a lot of opportunities across the board.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

So is it fair to say that’s probably one of the faster growing lines of business?

Ann M. Schlarb

Senior Vice President & President-GEO Care, The GEO Group, Inc.

George, would you agree with that?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

We’re still fast.

Ann M. Schlarb

Senior Vice President & President-GEO Care, The GEO Group, Inc.

We’re always.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

And as we said before, we think that this growth is complementary. One does not take away from the other. I think there’s still growth in detention and corrections. But, as we’ve implemented our Continuum of Care services, it takes it beyond detention and corrections to post-release services, and into these many other areas of what happens in case-management services and special needs, training, housing, and so forth. We see the ancillary services on a post-release basis to continue to grow and provide growth opportunities for the company.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Thank you.

Operator

Our next question is from Kevin McVeigh of Macquarie. Please go ahead.

Kevin McVeigh

Analyst, Macquarie Capital (USA), Inc.

Great, thank you. Hey, nice job. Just any thoughts on what drove the decision to increase the dividend at this point, and just any thoughts on kind of – obviously you just increased it, but just thoughts on capital structure at a higher level going forward?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Well, I think what drove it is, we had several facility activations this year that will be normalized next year, offsetting the start-up costs we incurred this year. So, it permitted an increase in the dividend for next year. It’s that simple.

Kevin McVeigh

Analyst, Macquarie Capital (USA), Inc.

Okay. And then, George, as you think about the headline risk coming out of Washington, which obviously in an election year is just going to kick up, how do you think about that relative to a more balanced portfolio, in terms of what the business looks like as it continues to evolve in the years to come?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Well, the talk in Washington, I guess, is diversified. There are reform efforts that come into play, and I think our diversification of services respond well to those reform efforts. But, there will always be the demographic growth in this country for – a continuing need for additional prison beds, especially in the Sun Belt states that we operate in.

Remember where we’re located and why we’re located there. It’s because the growth in this country is occurring in the Sun Belt states. And many of the prisons in these states are 50, 60, 70, 80, 90, 100 years old, and there’s a need not only for new facilities, but also replacement facilities. So I think the corrections side will continue to grow just because of the demographics, if no other reason at all. And then, with the penal reform efforts, we think there’ll be more investment in post-releaseservices, including the variety of different services that we’ve discussed on this conference call.

Kevin McVeigh

Analyst, Macquarie Capital (USA), Inc.

Got it. And then just before I get back in the queue, any thoughts on the current pricing environment?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Well, I think it’s very positive in the sense that many contracts we referenced today have fixed monthly payments and longer contract terms than we have previously experienced. So I think those two trends are very positive.

Kevin McVeigh

Analyst, Macquarie Capital (USA), Inc.

Okay. Thank you. [Operator Instructions]

Operator

Our next question is from Michael Kodesch at Canaccord Genuity. Please go ahead.

Michael Kodesch

Analyst, Canaccord Genuity, Inc.

Hey, thanks for taking my questions here. Just a couple from us. Just for starters, I was wondering if you guys have taken a look at the Avalon residential reentry portfolio or if that was off-market?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

I don’t know that we can really comment on that. You know that we’re an acquisitive company, and we’re aware of most of the opportunities that are in the market.

Michael Kodesch

Analyst, Canaccord Genuity, Inc.

Okay, fair enough. Moving on to the Kingman facility, so congrats on winning that. I think I had read in the past that they’re a little understaffed there and that might be what have led to some of problems. I’m just wondering if increased staffing was put in on due diligence and some of the – what you’re expecting to get out of that facility, or are you experiencing any other issues with that there?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Well, we’re very proud of that win, and that win occurred through an RFQ process, which is a Request For Qualification, so pricing was not the ultimate decision point for selection of the operator. It was the submittal of your company’s qualifications and your approach to the management of the facility. And in this case, this is a very large scale facility, 3,400 beds, it has a very sprawling design, and it takes a very active and proactive management approach to manage it correctly.

We are recruiting additional staff at this time. We’re performing training at the facility through a 15-person mobilization team. And we expect to assume formal operational responsibilities December 1 and continue the ramp up, as we discussed, at 100 a week, three weeks in a row each month, until we’re at complete capacity of 3,400 beds. We’ll continue to recruit additional employees and train them for the appropriate seven-week period throughout the multi-month ramp-up process.

Michael Kodesch

Analyst, Canaccord Genuity, Inc.

Okay. Thanks for the color on that. That’s really helpful. And then, I guess one last one from me before I jump back in the queue with anything else. Just on your Michigan facility, I was wondering if you could provide a little color on the FFO contribution maybe in 2015 versus what you’re expecting in 2016.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Well, we haven’t issued our guidance yet for 2016, but I think year over year right now, we’re taking a conservative approach towards the North Lake facility when we do issue guidance. So, the FFO contribution right now is not significant, and we’re working with the State of Washington to utilize that facility. And then, we’ll also be continuing to monitor the population with the State of Vermont. So, I would say right now our guidance will not include a significant FFO contribution from the facility. And then, if we are able to bring beds in from the State of Washington, or more beds from the State of Vermont, then we will see positive upside from that.

Michael Kodesch

Analyst, Canaccord Genuity, Inc.

All right. I appreciate the color. Thanks.

Operator

Our next question comes from Jen Ganzi of NewMark Capital. [Operator Instructions]

Jennifer Eileen Ganzi

Analyst, HillMark Capital Management LP

Hi, guys thanks so much for taking my question. This is a follow-up on some of the other questions about the regulatory environment. I was just curious, is there any knock-on effect to your business with the FCC sort of limiting, capping the phone commissions that – I’m sorry, the rates that the prisons can charge – phone rates the prisons can charge prisoners on a permanent basis, which obviously is not going to affect the commissions and potentially cash going to the facility. I was just wondering, is there any effect to your business at all from that?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Yes, this is Brian, we’re not in that business at all. That’s outsourced by the states or under separate contracts. But, we don’t have those types of contracts. It doesn’t affect us.

Jennifer Eileen Ganzi

Analyst, HillMark Capital Management LP

Okay, so even like the commissions that will be generated, those don’t go towards anything that would be sort of cash flows that could go to you?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

No, a lot of those commissions sometimes that are generated actually go into inmate-welfare funds within the facilities. And so, it might reduce the amount of money going into those funds that are used for inmate benefits, but not that will affect us.

Jennifer Eileen Ganzi

Analyst, HillMark Capital Management LP

Okay. So you don’t foresee anything, [ph] we don’t go over the future for pricing in your business, it shouldn’t have any effect?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

No.

Jennifer Eileen Ganzi

Analyst, HillMark Capital Management LP

Okay, that’s all from me. Thanks so much.

Operator

This concludes our question-and-answer session. I’d like to turn the conference back over to George Zoley for any closing remarks.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Well. Thank you for joining us on this call and we look forward to addressing you on the next call.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.